Exhibit 10.1

February 28, 2025

Timothy Santo

[Address]

Dear Tim,

We are pleased to extend to you the following offer of employment with Adtran, Inc. as Senior Vice President, Finance and Chief Financial Officer, reporting to Tom Stanton, CEO, located at Adtran’s headquarters in Huntsville, Alabama.

Your compensation will include a bi-weekly paid salary of $17,692 (gross) resulting in an annualized salary of $460,000 (gross).

You will be recommended to participate annually in our performance-based short-term cash incentive program, the “Variable Incentive Cash Compensation Plan” (VICC), with a target incentive compensation of $276,000 and a maximum payout of $552,000. For 2025, your bonus will be pro-rated to your length of employment this year.

Subject to Board of Directors’ approval, you will be eligible for the following equity awards:

•	Time-based award of restricted Adtran common stock units (RSUs*) equal to $184,000 with vesting over a four-year period as well as future participation in the annual RSU grant cycle going forward;

•	Market-based Adtran common stock units (PSUs*) equal to $184,000 with cliff vesting after a three-year period, as well as future participation in the annual PSU grant cycle going forward; and,

•

Performance-based equity participation in the 3-Year Plan program with the next eligibility cycle expected to be in 2026. For reference, the last total grant amount for the CFO was $1,000,000, attainable over a three-year lifespan upon meeting corporate and individual goals, if applicable.

*	The above-mentioned RSU & PSU grants will occur after the next possible market window during which the Adtran Holdings, Inc. Compensation Committee is able to approve a grant.

Your work location will be Huntsville, Alabama. You will be expected to move to Huntsville within six months of your hire date, or a later date approved by the CEO. Up until your move to Huntsville, Adtran will pay for your business travel between Huntsville and Virginia Beach.

Adtran will support your relocation by offering the following assistance provided you relocate within six months of your hire, or a later date approved by the CEO:

•	Miscellaneous one-time moving expense allowance: $5,000

•	Home finding trip: Up to 5 nights in hotel with meals against receipts

•

Packing and moving of household goods: Reimbursement for transport of your household goods based on the best of three bids, capped at $20,000. Should the lowest bid be greater than $20,000, we will revisit this point.

•	Shipment of cars: Reimbursement for the shipment of up to two cars based on the best of three bids, capped at $3,000.

•	Storage: Up to 30 days against invoice

•	Sale assistance for your current home: Reimbursement of up to 6% realtor fee and customary closing costs for the sale of your home

•	Purchase assistance for your new home: Reimbursement of normal and customary buyer’s closing costs up to 2% of the loan amount

•	Temporary housing: Rental allowance for up to $2,000 per month for up to 6 months or accommodation in an already leased rental apartment paid by the Company, if available.

All above amounts are gross; reimbursements may be subject to tax.

Should you advise the Company of your resignation of employment within the initial twelve month period of your relocation, or be terminated for reasons of improper conduct, our relocation assistance must be repaid in full. The Company will have your authorization to deduct in full from your final pay check any monies that were provided to you by the Company for relocation.

You are eligible to enroll in the Adtran 401(k) plan upon hire as specified in the Adtran Benefits Guide. In addition, you will receive eligibility for life, health, dental and disability insurance as detailed in the Benefits Guide, as well as flexible, unlimited vacation.

This offer is contingent upon the successful outcome of the following:

•	Background check

•	Credit check

•	Substance Abuse examination

•	Your employment not being encumbered by a “non-compete” or similar agreement

•	Signing of Adtran’s Code of Conduct

•	Independence Clearance from Pricewaterhouse Coopers, LLP and KPMG AG Wirtschaftsprüfungsgesellschaft, Munich

Your start date will be March 10, 2025. Adtran is an at-will employer which means that you or the Company may terminate employment, with or without cause, with reasonable notice. If Adtran terminates your employment without cause after you have successfully relocated to Huntsville (as stipulated above, we expect you to move within six months of your hire date, or a later date approved by the CEO), the company will provide you with a severance payment equivalent to twelve months of your base gross salary.

Please note your acceptance by signing this document within three business days of receipt.

Tim, we are very impressed with your background and experience and feel that you will make a significant contribution to Adtran’s continued success. We look forward to welcoming you to the team.

Sincerely,

/s/ Eva Leconte

Eva Leconte

Senior Vice President, Global Human Resources

Timothy Santo /s/ Timothy Santo

Date February 28, 2025